EXHIBIT 23.1
                                                    ----------------

                 CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Prospectus constituting part of this Amendment No. 2 to Registration Statement on Form S-4
(No. 333-31103) of Sun World International, Inc. of our report dated March 7, 1997, except for Notes 7 and 13, which are as of April 16, 1997, relating to the financial statements of Cadiz Land Company, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedules for the nine months ended December 31, 1996 and the two years ended March 31,1996 listed under
Item 21(b) of this Registration Statement when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these schedules.
We also consent to the use of our reports dated November 22 1996 and February 28, 1997, except for Note 12, which is as of April 16, 1997, relating to the financial statements of Sun World International, Inc., which appear in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."



/s/  Price Waterhouse LLP
-------------------------
      Price Waterhouse LLP


Los Angeles, California
October 6, 1997